Exhibit (10)(g)

DEFERRED COMPENSATION PLAN FOR DIRECTORS

As Amended through May 24, 2005

1.	ESTABLISHMENT AND PURPOSE.

The Potlatch Corporation Deferred Compensation Plan for Directors was adopted on December 31, 1980, by the Board of Directors of Potlatch Corporation to provide Directors of Potlatch Corporation an opportunity to defer payment of their Director’s Fees. The Plan is also intended to establish a method of paying Director’s Fees, which will assist the Company in attracting and retaining persons of outstanding achievement and ability as members of the Board of Directors of the Company. The Plan was amended and restated to read as set forth herein effective as of May 1, 1991.

2.	DEFINITIONS.

(a) “Beneficiary” means the person or persons designated by the Director to receive payment of the Director’s Deferred Compensation Account in the event of the death of the Director.

(b) “Board” and “Board of Directors” means the board of directors of the Company.

(c) “Committee” shall mean the Nominating Committee of the Board.

(d) “Company” means Potlatch Corporation, a Delaware corporation.

(e) “Deferred Compensation Account” means the bookkeeping account established pursuant to section 6 on behalf of each Director who elects to participate in the Plan.

(f) “Director” means a member of the Board of Directors who is not an employee of the Company or any subsidiary thereof.

(g) “Director’s Fees” means the amount of compensation paid by the Company to a Director for his or her services as a Director, including an annual retainer and any amount payable for attendance at a meeting of the Board of Directors or any committee thereof. “Director’s Fees” shall not include (i) any reimbursement by the Company of expenses incurred by a Director incidental to attendance at a meeting of the Board of Directors or of a committee thereof or of any other expense incurred on behalf of the Company or (ii) any amount payable with respect to services rendered prior to January 1, 1981.

(h) “Dividend Equivalent” means an amount equal to the cash dividend paid on an outstanding share of the Company’s common stock. Dividend Equivalents shall be credited to Stock Units as if each Stock Unit were an outstanding share of the Company’s common stock, except that Dividend Equivalents shall also be credited to fractional Stock Units.

(i) “Plan” shall mean the Potlatch Corporation Deferred Compensation Plan for Directors.

(j) “Stock Units” means the deferred portion of Director’s Fees, which is converted into a unit.

(k) “Value” means the closing price of the Company’s common stock as reported in the New York Stock Exchange, Inc., composite transactions reports for the Valuation Date.

(l) “Valuation Date” means, for the purpose of Section 6 or 7, the last trading day of the month preceding the month in which Director’s Fees or Dividend Equivalents are converted into Stock Units pursuant to Section 6 or 7 and, for purposes of Section 8, the last trading day of the month preceding the month in which Stock Units are converted into cash for purposes of Section 8.

(m) “Year” shall mean the calendar year.

3.	ELIGIBILITY.

Each Director who receives Director’s Fees for service on the Board of Directors shall be eligible to participate in the Plan.

4.	PARTICIPATION.

In order to participate in the Plan for a particular Year, a Director must file a deferral election with the Secretary of the Company prior to January 1 of such Year; provided, however,

that in the case of a newly elected Director an election to participate shall be effective for the Year in which the Director is first elected if it is filed before the date the Director first receives Director’s Fees (but in no event later than one month following the date of election).

5.	DEFERRAL ELECTION.

A Director who elects to participate in the Plan shall file a deferral election on a form, which shall indicate:

(a) The amount or percentage of Director’s Fees, which such Director elects to defer pursuant to the terms of the Plan. This election shall apply to amounts deferred under the Plan until modified by the Director. The Director shall notify the Secretary of the Company in writing of any such modification, which shall apply solely to amounts deferred with respect to Years following the Year in which the modification is made;

(b) The Year in which payment of the Director’s Deferred Compensation Account and/or Stock Units shall commence; provided however, that payments shall commence no later than the Year following the Year in which the Director attains age 72 and, in the case of Stock Unit payments, no earlier than six months after the last date on which Director’s Fees have been converted into Stock Units on behalf of the Director (except in the case of payments made following the Director’s death, total and permanent disability or the date the Director ceases to qualify as a Director);

(c) Whether the payment of such Director’s Deferred Compensation Account is to be made in a single lump sum or in a series of approximately equal installments over a period of years specified by the Director (but in no event more than fifteen years);

(d) Whether the deferral election shall be effective only with respect to Director’s Fees paid for the Year in which the Director’s participation in the Plan is to commence as determined pursuant to Section 4 above or shall apply with respect to Director’s Fees paid for that Year and all subsequent Years until revoked or modified by the Director. The Director shall notify the Secretary of the Company in writing of any such revocation or modification, which shall apply solely to amounts deferred with respect to years following the Year in which the revocation or modification is made; and

(e) The percentage of the Director’s Fees deferred pursuant to the election, which is to be converted into Stock Units. This election shall apply to the Year in which the Director’s participation in the Plan commences and to all subsequent Years until modified by the Director. The Director shall notify the Secretary of the Company in writing of any such modification, which shall apply solely to amounts deferred with respect to years following the Year in which the modification is made.

Notwithstanding any provision herein to the contrary, a Director or former Director may revoke a previous election and make a new election as to the time and form of distribution under the Plan. Such new election shall take effect 12 months after it is filed with the Secretary of the Corporation and shall apply only to that portion of the Director’s or former Director’s Deferred Compensation Account and/or Stock Units scheduled to be paid more than 12 months after the date the election is filed with the Secretary of the Corporation; provided, however, that an election made prior to July 1, 2000, pursuant to this paragraph will take effect on January 1, 2001, and apply to that portion of the Director’s or former Director’s Deferred Compensation Account and/or Stock Units scheduled to be paid after January 1, 2001.

6.	TREATMENT OF DEFERRED ACCOUNTS.

Upon receipt of a duly filed deferral election, the Company shall establish a Deferred Compensation Account to which shall be credited an amount equal to that portion of the Director’s Fees which would have been payable currently to the Director but for the terms of the deferral election and which is not converted into Stock Units. If the deferral election includes an election to convert a percentage of the Director’s Fees deferred pursuant to the election into Stock Units, the number of full and fractional Stock Units shall be determined by dividing the amount subject to such an election by the Value of the Company’s common stock on the Valuation Date.

Director’s Fees shall be credited to Director’s Deferred Compensation Account or converted into Stock Units as of the following dates:

(a) The deferred portion of one-fourth of the annual retainer fee shall be credited to such Account or converted into Stock Units as of the first day of each calendar quarter; and

(b) The deferred portion of the fee for any meeting of the Board or any committee thereof shall be credited to such Account or converted into Stock Units as of the first day of the month following the date of such meeting.

7.	TREATMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS DURING DEFERRAL PERIOD.

(a) Deferred Compensation Account. Interest shall be credited on the balance of each Director’s Deferred Compensation Account commencing with the date as of which any amount is credited to the Deferred Compensation Account and continuing up to the last day of the quarter preceding the month in which payment of the amounts deferred pursuant to the Plan is made. Such interest shall become a part of the Deferred Compensation Account and shall be paid at the same time or times as the balance of the Deferred Compensation Account. Such interest for each calendar quarter during the deferral period shall be computed at 70% of the higher of the following averages: (i) the prime rate charged by the major commercial banks as of the first business day of each calendar month (as reported in an official publication of the Federal Reserve System), or (ii) the average monthly long-term rate of A rated corporate bonds (as published in Moody’s Bond Record). Such interest shall be compounded quarterly.

(b) Stock Units. Dividend Equivalents shall be credited to each Stock Unit on each dividend record date. Such Dividend Equivalents shall themselves be converted into Stock Units as of the dividend record date by dividing the amount of the Dividend Equivalents by the Value of the Company’s Common Stock as of the applicable Valuation Date.

(c) Effect of Certain Transactions. In the event of a change in the number of outstanding shares of the Company’s common stock by reason of a stock split, stock dividend, or other similar changes in capitalization, an appropriate adjustment shall be made in the number of each Director’s Stock Units determined as of the date of such occurrence.

8.	FORM AND TIME OF PAYMENT OF DEFERRED COMPENSATION ACCOUNT.

Payment of a Director’s Deferred Compensation Account shall be made in cash prior to January 31 in each year in which a payment is to be made in accordance with the Director’s deferral election. Payment of a Director’s Stock Units shall also be made at such time except that, if the applicable January 31 occurs within the six-month period beginning on the last date on which Director’s Fees have been converted into Stock Units on behalf of the Director, then payment of the Director’s Stock Units shall be made on the last day of the month in which such six-month period expires. Notwithstanding the previous sentence, Stock Unit payments may be made following the Director’s death, total and permanent disability or the date the Director ceases to qualify as a Director, without regard to whether such six-month period has expired. For the purpose of payment, Stock Units shall be converted to cash based on the Value of the Company’s common stock on the applicable Valuation Date.

In the case of a Director who has both a Deferred Compensation Account and Stock Units, if a partial distribution of a deferred portion of Director’s Fees is to be made and if the Director’s Stock Units are immediately payable in accordance with the previous paragraph, payment shall be made partially from the Director’s Deferred Compensation Account and partially from Stock Units, in proportion to the relative size of the Deferred Compensation Account and the Stock Units. If the Director’s Stock Units are not immediately payable in accordance with the previous paragraph, the partial payment shall be made entirely from the Director’s Deferred Compensation Account.

Notwithstanding the foregoing, the Committee reserves the right to determine in its sole discretion that payment shall be made at a different time or times (but no later than fifteen years after the payment commencement date specified by the Director in his or her deferral election).

9.	EFFECT OF DEATH OF PARTICIPANT.

Upon the death of a participating Director, all amounts, if any, remaining in his or her Deferred Compensation Account and all Stock Units shall be distributed to the Beneficiary designated by the Director. Such distribution shall be made at the time or times specified in the Director’s deferral election. The Committee, however, reserves the right to determine in its sole discretion that payment shall be made at a different time or times (but no later than fifteen years after the payment commencement date specified by the Director in his or her deferral election). If the designated Beneficiary does not survive the Director or dies before receiving payment in full of the Director’s Deferred Compensation Account and Stock Units, payment shall be made to the estate of the last to die of the Director or the designated Beneficiary.

10.	PARTICIPANT’S RIGHTS UNSECURED.

The interest under the Plan of any participating Director and such Director’s right to receive a distribution of his or her Deferred Compensation Account and Stock Units shall be an unsecured claim against the general assets of the Company. The Deferred Compensation Account and Stock Units shall be bookkeeping entries only and no Director shall have an interest in or claim against any specific asset of the Company pursuant to the Plan.

11.	STATEMENT OF DEFERRED COMPENSATION ACCOUNT AND STOCK UNITS.

The Secretary of the Company shall provide an annual statement of each participating Director’s Deferred Compensation Account and Stock Units no later than January 31 each year.

12.	NONASSIGNABILITY OF INTERESTS.

The interest and property rights of any Director under the Plan shall not be subject to option nor be assignable either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any act in violation of this Section 12 shall be void.

13.	ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Committee. In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan shall be conclusive and binding on all persons.

Within 30 days after a Change of Control (as defined in Section 16), the Committee shall appoint an independent committee consisting of at least three current (as of the effective date of the Change of Control) or former Company officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

14.	AMENDMENT OR TERMINATION OF THE PLAN.

The Board of Directors may amend, suspend or terminate the Plan at any time. In the event of such termination, the Deferred Compensation Accounts and Stock Units of participating Directors shall be paid at such times and in such forms as shall be determined pursuant to Section 8, unless the Board of Directors shall prescribe a different time or times for payment of such Accounts and Units. The foregoing notwithstanding, the Plan may not be amended (including any amendment to this Section 14) or terminated by the Board during the three-year period following a Change of Control if such amendment or termination would alter the provisions of this Section 14 or adversely affect or impair the Participant’s Deferred Compensation Account or Stock Units.

15.	SUCCESSORS AND ASSIGNS.

The Plan shall be binding upon the Company, its successors and assigns, and any parent corporation of the Company’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Company shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Company would be if no succession or assignment had taken place.

16.	CHANGE IN CONTROL.

For purposes of the Plan, “Change of Control” shall mean

i) Upon consummation of a reorganization, merger or consolidation involving the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more that 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries), (B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

ii) On the date that individuals who, as of May 24, 2005 constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to May 24, 2005 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of any Person other than the Board of Directors; or

iii) Upon the acquisition after May 24, 2005 by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this Section (iii): (x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section (i); or

iv) Upon the consummation of the sale of all or substantially all of the assets of the Company or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.